Exhibit 99.1

NEWS RELEASE

Nabors Announces Third Quarter Results

HAMILTON, Bermuda, October 30, 2018 /PRNewswire/ — Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported third quarter 2018 operating revenues of $779 million, compared to operating revenues of $762 million in the second quarter, a 2% increase.  Net income from continuing operations attributable to Nabors common shareholders for the quarter was a loss of $105 million, or $0.31 per share, compared to a loss of $202 million, or $0.61 per share, in the prior quarter. Results for the third quarter included a loss of $10 million, or $0.02 per share in premiums paid to redeem the Company’s 9.25% notes due early next year.   The second quarter included charges of $69.6 million or $0.22 per share principally from the sale of three Middle East jackups, and other minor transaction charges.

Anthony Petrello, Nabors Chairman, CEO and President, commented, “The U.S. Drilling segment was the highlight of the third quarter, primarily attributable to the strong performance of the Lower 48 drilling operation. Average daily rig margins in that operation exceeded $8,700 — a $1,300 per day sequential increase — due to the combination of increasing rates and a decline in operating costs. In our other drilling segments, results improved seasonally in Canada, but declined in the International segment due primarily to the divestiture of our jackups and higher operational and reactivation expenses.

“During the quarter, we redeemed the $303 million outstanding of our 9.25% notes, which were due in early 2019. Our next debt maturity is not until late 2020. After the quarter ended, we amended our existing revolving credit facility, and added a new $1.27 billion revolving five-year facility providing us with good long-term liquidity.

“We also signed contracts for nine incremental rigs globally and received another four awards in the U.S. Lower 48.  Four of the signed contracts are for upgraded rigs for multiple operators in the U.S., deploying by the end of 2018. The four new awards are for M750 upgrades and will deploy in the first half of 2019.  The other five contracts are for incremental rigs in our International operations where we are also negotiating with customers for additional rigs.  Demand for high-performance rigs is increasing across most of our global operations. We are encouraged by the positive reception of our rig upgrade configuration and the number of prospects for additional upgraded rigs with multiple operators, particularly in the Lower 48.  We believe we are well positioned to secure a disproportionate share of future awards.

“Effective September 1, 2018, SANAD, our joint venture with Saudi Aramco, contracted 25 existing rigs with Aramco for four-year terms at improved rates.  The renewal of the rigs will lead to a considerable increase in free cash flow. Twenty of these rigs are being leased from Nabors, while the other five represent the second tranche of Nabors rigs contributed to SANAD”.

Consolidated and Segment Results

Adjusted operating income for the Company was a loss of $8 million during the quarter, compared to a loss of $31 million in the second quarter.  Third quarter consolidated adjusted EBITDA increased to $201 million compared to $188 million in the previous quarter, a 7% increase.  During the third quarter, the Company averaged 226 rigs operating at an average gross margin of

$12,028 per rig day.  This compares to 215 rigs at $12,262 per rig day in the second quarter.  The increase in rig count primarily reflects the usual seasonal improvement in activity in Canada as well as three additional rigs in the International segment.

The U.S. Drilling segment reported a 14% sequential increase in adjusted EBITDA, to $99 million.  All of the increase is attributable to the Lower 48 operation.  A sequential increment of $1,300 in average daily gross margin reflected both higher dayrates and lower costs.   Although the rig count was only up fractionally, it should increase meaningfully in the near future as multiple upgraded rigs commence operations.

International Drilling adjusted EBITDA decreased sequentially by $5.8 million, to $117 million.  The quarterly rig count increased by three to 96.  Additional operating rigs in Latin America and Russia more than offset the impact on the rig count from the sale of three jackup rigs in the Middle East in early June.  The average margin per day decreased from approximately $16,350 to $15,000 due to the loss of contribution from some higher margin land rigs and the jackup sale, as well as incremental costs in Saudi Arabia and Mexico

Canada Drilling operations posted a seasonal increase with adjusted EBITDA of $7.3 million, up from $5.0 million in the second quarter.  Daily gross margin declined to $5,352 due primarily to the addition of lower-specification rigs as activity increased.

In Drilling Solutions, adjusted EBITDA of $16.1 million represents an increase of 9% from $14.8 million in the prior quarter.  The improved results were spread across the Tubular Services and Performance Software service lines.   During the quarter, this operation continued to make good progress on its post-acquisition Tesco integration. The Company expects all Drilling Solutions lines to contribute towards continued strong growth in the fourth quarter.  Nonetheless, given operational challenges in wellbore placement, Nabors now expects Drilling Solutions to close the year by generating adjusted EBITDA in the low $20 million range during the fourth quarter.

In the Rig Technologies segment, third-quarter adjusted EBITDA of $0.1 million was essentially flat with the second quarter, despite a significant decline in revenue. The segment benefited from a favorable revenue mix. Costs also improved due to ongoing capture of Tesco synergies.

Capital Expenditures and Liquidity

During the quarter, the Company restructured its credit facilities to provide it with a $1.27 billion new revolving credit facility expiring in October 2023, while the existing revolver, which expires in July 2020, was amended to reduce commitments to $666 million. The new five-year facility incorporates enhanced credit protection for lenders including subsidiary guarantees and an additional covenant. The original facility is essentially unchanged except for the reduced amount.

Net debt increased by $167 million in the third quarter. This deficit was expected to be offset by a net payment from Saudi Aramco of $157 million in late September, which was not received until October 4, 2018.  The net payment related to the contribution in the third quarter of five rigs to SANAD from Nabors and one from Aramco.  The increase in net debt also resulted in part from semiannual interest payments on the debt and the premium incurred with the redemption of the 2019 notes in July.  In addition, the Company consumed some $60 million more than anticipated in working capital due mainly to a reduction in previously accrued payables largely consisting of incremental payments that are not expected to recur in the fourth quarter.

Capital expenditures for the third quarter totaled $120 million. The Company anticipates total capital expenditures for 2018 to be approximately $500 million, which implies fourth quarter expenditures of $170 million. The majority of this capex is expected to occur late in the quarter with actual payments slipping into 2019.

William Restrepo, Nabors Chief Financial Officer, stated, “Our recently restructured credit facilities, following our equity issue in the second quarter, provide us with significant liquidity over the next five years, in an amount more in accordance with our potential requirements. At the beginning of the quarter, we redeemed the remaining $303 million of our 9.25% senior notes outstanding.  We now have no additional senior notes maturing until September 2020.  For the balance of 2018, we expect that operating results, limited interest expenses, low capex payments and the Aramco cash inflow should help us meet our target of stable net debt for the year, excluding the impact of our equity issuance last May.”

Mr. Petrello concluded, “As illustrated by its results, our U.S. Drilling business is unlocking the value held in its operations. We are optimistic that demand in this market will continue to strengthen, providing opportunities to employ additional upgraded assets.  Beyond the U.S., momentum is beginning to pick up, as shown by our rig deployments. We expect utilization of our global fleet to increase significantly over the next several quarters.   We continue to make steady progress on our initiatives to integrate selected services and implement rig automation.  This should drive continued growth in our Drilling Solutions and Rig Technologies segments.”

About Nabors

Nabors  (NYSE: NBR) owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result, of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss) and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash and cash equivalents and short-term investments. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), and net debt, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  A reconciliation of adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes and net debt to total debt, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or William Conroy, Senior Director of Corporate Development & Investor Relations, +1 281-775-2423.   To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2018	2017	2018	2018	2017

Revenues and other income:
Operating revenues	$779,425	$662,103	$761,920	$2,275,539	$1,856,008
Earnings (losses) from unconsolidated affiliates	—	4	(1)	1	6
Investment income (loss)	(1,342)	373	(3,164)	(4,041)	208
Total revenues and other income	778,083	662,480	758,755	2,271,499	1,856,222

Costs and other deductions:
Direct costs	497,194	441,263	493,975	1,466,572	1,246,428
General and administrative expenses	66,813	65,010	67,823	209,207	192,114
Research and engineering	14,458	12,960	12,439	42,703	36,060
Depreciation and amortization	208,517	217,075	218,262	640,227	628,837
Interest expense	51,415	54,607	60,592	173,393	165,813
Other, net	22,907	5,559	77,601	114,597	29,173
Total costs and other deductions	861,304	796,474	930,692	2,646,699	2,298,425

Income (loss) from continuing operations before income taxes	(83,221)	(133,994)	(171,937)	(375,200)	(442,203)
Income tax expense (benefit)	10,489	(14,709)	23,278	57,312	(59,814)

Income (loss) from continuing operations, net of tax	(93,710)	(119,285)	(195,215)	(432,512)	(382,389)
Income (loss) from discontinued operations, net of tax	(13,933)	(27,134)	(584)	(14,592)	(43,077)

Net income (loss)	(107,643)	(146,419)	(195,799)	(447,104)	(425,466)
Less: Net (income) loss attributable to noncontrolling interest	(6,934)	(2,113)	(2,953)	(10,426)	(5,001)
Net income (loss) attributable to Nabors	$(114,577)	$(148,532)	$(198,752)	$(457,530)	$(430,467)
Less: Preferred stock dividend	$(4,313)	$—	$(3,680)	$(7,993)	$—
Net income (loss) attributable to Nabors common shareholders	$(118,890)	$(148,532)	$(202,432)	$(465,523)	$(430,467)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(104,957)	$(121,398)	$(201,848)	$(450,931)	$(387,390)
Net income (loss) from discontinued operations	(13,933)	(27,134)	(584)	(14,592)	(43,077)
Net income (loss) attributable to Nabors common shareholders	$(118,890)	$(148,532)	$(202,432)	$(465,523)	$(430,467)

Earnings (losses) per share:
Basic from continuing operations	$(0.31)	$(0.42)	$(0.61)	$(1.39)	$(1.35)
Basic from discontinued operations	(0.04)	(0.10)	—	(0.05)	(0.16)
Total Basic	$(0.35)	$(0.52)	$(0.61)	$(1.44)	$(1.51)

Diluted from continuing operations	$(0.31)	$(0.42)	$(0.61)	$(1.39)	$(1.35)
Diluted from discontinued operations	(0.04)	(0.10)	—	(0.05)	(0.16)
Total Diluted	$(0.35)	$(0.52)	$(0.61)	$(1.44)	$(1.51)

Weighted-average number of common shares outstanding:
Basic	350,194	279,313	328,372	329,118	278,670
Diluted	350,194	279,313	328,372	329,118	278,670

Adjusted EBITDA	$200,960	$142,870	$187,683	$557,057	$381,406

Adjusted operating income (loss)	$(7,557)	$(74,205)	$(30,579)	$(83,170)	$(247,431)

1-1

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,	December 31,
(In thousands)	2018	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$388,558	$636,546	$365,366
Accounts receivable, net	775,137	780,247	698,477
Assets held for sale	20,289	35,963	37,052
Other current assets	355,056	329,715	346,441
Total current assets	1,539,040	1,782,471	1,447,336
Property, plant and equipment, net	5,608,948	5,709,895	6,109,565
Goodwill	172,976	172,817	173,226
Other long-term assets	639,583	635,105	671,857
Total assets	$7,960,547	$8,300,288	$8,401,984

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$433	$243	$181
Other current liabilities	751,959	873,539	919,295
Total current liabilities	752,392	873,782	919,476
Long-term debt	3,737,273	3,818,613	4,027,766
Other long-term liabilities	296,389	310,726	311,971
Total liabilities	4,786,054	5,003,121	5,259,213

Redeemable noncontrolling interest in subsidiary	210,665	208,519	203,998

Equity:
Shareholders’ equity	2,931,222	3,063,034	2,911,816
Noncontrolling interest	32,606	25,614	26,957
Total equity	2,963,828	3,088,648	2,938,773
Total liabilities and equity	$7,960,547	$8,300,288	$8,401,984

1-2

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2018	2017	2018	2018	2017

Operating revenues:
U.S. Drilling	$273,996	$222,747	$264,395	$779,393	$572,025
Canada Drilling	26,645	18,073	17,442	75,974	63,002
International Drilling	377,125	374,106	377,986	1,123,956	1,092,667
Drilling Solutions	60,923	37,506	59,859	183,430	96,700
Rig Technologies (1)	63,641	50,032	81,321	209,631	155,293
Other reconciling items (2)	(22,905)	(40,361)	(39,083)	(96,845)	(123,679)
Total operating revenues	$779,425	$662,103	$761,920	$2,275,539	$1,856,008

Adjusted EBITDA: (3)
U.S. Drilling	$99,353	$43,256	$86,923	$259,343	$107,676
Canada Drilling	7,294	2,570	4,963	21,556	13,082
International Drilling	116,797	136,839	122,631	363,418	380,279
Drilling Solutions	16,145	9,761	14,765	45,638	20,330
Rig Technologies (1)	137	(7,938)	446	(8,101)	(15,142)
Other reconciling items (4)	(38,766)	(41,618)	(42,045)	(124,797)	(124,819)
Total adjusted EBITDA	$200,960	$142,870	$187,683	$557,057	$381,406

Adjusted operating income (loss): (5)
U.S. Drilling	$2,578	$(53,536)	$(13,107)	$(30,275)	$(172,797)
Canada Drilling	(1,895)	(7,494)	(4,608)	(7,095)	(16,519)
International Drilling	25,680	32,316	24,486	74,702	80,464
Drilling Solutions	9,506	5,864	7,546	25,773	8,658
Rig Technologies (1)	(4,141)	(10,535)	(3,433)	(20,550)	(23,706)
Other reconciling items (4)	(39,285)	(40,820)	(41,463)	(125,725)	(123,531)
Total adjusted operating income (loss)	$(7,557)	$(74,205)	$(30,579)	$(83,170)	$(247,431)

Rig activity:
Average Rigs Working: (6)
U.S. Drilling	111.6	107.2	112.1	111.8	98.9
Canada Drilling	17.9	13.5	10.2	16.4	15.9
International Drilling	96.0	91.3	93.1	94.6	91.3
Total average rigs working	225.5	212.0	215.4	222.8	206.1

1-3

(1)                     Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)                     Represents the elimination of inter-segment transactions.

(3)                     Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss) and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(4)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)                     Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss) and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)                     Represents a measure of the average number of rigs operating during a given period.  For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter.  On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

1-4

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands)	2018	2017	2018	2018	2017

Adjusted EBITDA	$200,960	$142,870	$187,683	$557,057	$381,406
Depreciation and amortization	(208,517)	(217,075)	(218,262)	(640,227)	(628,837)
Adjusted operating income (loss)	(7,557)	(74,205)	(30,579)	(83,170)	(247,431)

Earnings (losses) from unconsolidated affiliates	—	4	(1)	1	6
Investment income (loss)	(1,342)	373	(3,164)	(4,041)	208
Interest expense	(51,415)	(54,607)	(60,592)	(173,393)	(165,813)
Other, net	(22,907)	(5,559)	(77,601)	(114,597)	(29,173)
Income (loss) from continuing operations before income taxes	$(83,221)	$(133,994)	$(171,937)	$(375,200)	$(442,203)

1-5

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	September 30,	June 30,	December 31,
(In thousands)	2018	2018	2017
	(Unaudited)

Current portion of debt	$433	$243	$181
Long-term debt	3,737,273	3,818,613	4,027,766
Total Debt	3,737,706	3,818,856	4,027,947
Less: Cash and short-term investments	388,558	636,546	365,366
Net Debt	$3,349,148	$3,182,310	$3,662,581

1-6